UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2019

South Plains Financial, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-38895	75-2453320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5219 City Bank Parkway Lubbock, Texas	79407
(Address of principal executive offices)	(Zip Code)

(806) 792-7101
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	SPFI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Employment Agreement for Curtis C. Griffith.

On December 18, 2019, South Plains Financial, Inc. (the “Company”) and the Company’s wholly-owned banking subsidiary, City Bank, Lubbock, Texas (the “Bank”), entered into an Employment Agreement (the “Employment Agreement”) with Mr. Curtis C. Griffith.  Under the Employment Agreement, Mr. Griffith will continue to serve as the Bank’s Chairman of the Board of Directors and the Company’s Chief Executive Officer and Chairman of the Board of Directors.  The Employment Agreement has an initial three-year term beginning December 18, 2019, and automatically extends for additional three-year terms thereafter.

The Employment Agreement provides that Mr. Griffith will receive a base salary of not less than $360,000 annually.  Mr. Griffith is also eligible for a performance-based annual cash bonus targeted at 50% of his salary and a maximum not exceeding 100% of his salary.  The performance-based annual cash bonus will be measured against certain criteria, including, among other metrics, (i) the Company’s net income compared to the projected net income for that year; (ii) the Bank’s efficiency ratio; (iii) the Company’s return on equity, measured in relation to other peer group financial institutions; and (iv) certain acquisition target metrics, if applicable.

Pursuant to the Employment Agreement, Mr. Griffith will also be granted an annual incentive stock option award with the shares subject to such option having a grant date fair value approximately equal to 35% of Mr. Griffith’s base salary.  Such grant will occur at the beginning of each fiscal year and will contain a vesting schedule that is no less favorable than a vesting period of 4 years, with 25% vesting upon the first anniversary of the grant date and the remainder vesting pro rata on a monthly basis over the next three years.  Such annual incentive stock option awards will be granted under the South Plains Financial, Inc. 2019 Equity Incentive Plan and the form stock option award agreement thereunder, previously filed with the Securities and Exchange Commission.

The Employment Agreement also provides that, in the event Mr. Griffith’s employment is terminated by the Company without “Cause” (as defined in the Employment Agreement), the Company elects not to renew the Employment Agreement, or Mr. Griffith terminates employment for “Good Reason” (as defined in the Employment Agreement), then subject to the execution and effectiveness of a general release of claims in favor of the Company, Mr. Griffith will be entitled to receive:  (i) an amount equal to 2 times the sum of (x) his annual base salary, and (y) his target annual cash incentive bonus; (ii) full vesting of equity and any phantom equity awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 24 months’ of the monthly premiums to continue existing healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), grossed-up for any applicable taxes.  In lieu of the payments described in the preceding sentence, if Mr. Griffith’s employment is terminated by the Company without Cause, the Company elects not to renew the Employment Agreement, or Mr. Griffith terminated employment for Good Reason, in each case within 24 months following a “Change in Control” (as defined in the Employment Agreement), at the request of a third party participating in a Change in Control or otherwise in connection with a Change in Control, subject to the execution and effectiveness of a general release of claims in the Company’s favor, Mr. Griffith will be entitled to receive:  (i) an amount equal to 3 times the sum of (x) his annual base salary, and (y) his target annual cash incentive bonus; (ii) full vesting of equity and any phantom equity awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 36 months’ of the monthly premiums to continue existing healthcare coverage under COBRA, grossed-up for any applicable taxes.  If any Change in Control payment Mr. Griffith receives would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the parachute payments will be reduced so as not to trigger the excise tax imposed by Section 4999 of the Code, or paid without such reduction and with the applicable excise taxes, whichever would leave Mr. Griffith in a better after-tax position.

The Employment Agreement also contains customary restrictive covenants regarding confidentiality, non-competition, and non-solicitation covenants.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, by and between South Plains Financial, Inc., City Bank and Curtis C. Griffith, dated as of December 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH PLAINS FINANCIAL, INC.

Dated: December 19, 2019	By:	/s/ Curtis C. Griffith
Curtis C. Griffith
Chairman and Chief Executive Officer